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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                        LARES ASSET SECURITIZATION, INC.

     The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, does hereby certify:

                                    ARTICLE I

                                      NAME

                         The name of the Corporation is:

                        LARES ASSET SECURITIZATION, INC.

                                   ARTICLE II

                                REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                   DEFINITIONS

     For all purposes of this Certificate of Incorporation, the following terms have the meanings assigned to them in this Article III and such definitions extend to the plural as well as the singular forms of the defined terms.

     (a) "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with any holder of common stock of the Corporation.

     (b) "Assets" means one or more of the following types of collateral pledged or sold to secure payment of Securities:

          (1) mortgage loans (including deeds of trust) secured by senior or subordinate liens on residential property;

          (2) participation interests in mortgage loans;

          (3) mortgage loans (including deeds of trust) secured by senior or subordinate liens on multifamily residential properties;

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          (4) mortgage loans (including deeds of trust) secured by senior or subordinate liens on mixed residential and commercial real estate properties;

          (5) apartment cooperative loans;

          (6) manufactured housing installment sales contracts and installment loan agreements;

          (7) closed-end or revolving home equity loans or balances secured by senior or subordinate loans on residential property;

          (8) pass-through, mortgage-backed certificates as to which the Fannie Mae guarantees the timely payment of interest at the pass-through rate and the timely payment of principal;

          (9) pass-through, mortgage-backed certificates as to which Freddie Mac guarantees timely payment at the participation certificate rate and the ultimate collection of all principal;

          (10) pass-through, mortgage-backed certificates as to which the Government National Mortgage Association guarantees timely payment of principal installments and interest fixed on the certificates;

          (11) pass-through, mortgage-backed certificates as to which the United States Department of Veterans Affairs guarantees the timely payment of interest at the pass-through rate and the timely payment of principal;

          (12) regular or residual interests in real estate mortgage investment conduits or regular or ownership interests in financial asset securitization investment trusts;

          (13) any other mortgage pass-through certificates, mortgage participations, mortgage-backed securities, mortgage-collateralized obligations, or mortgage-related security; and

          (14) entitlements to payments on or other interests in mortgage loans, certificates, or obligations or interests in real property.

     (c) "Corporation" means the corporation organized under this Certificate of Incorporation and identified in Article I.

     (d) "Government Securities" means any securities issued or guaranteed by the United States government or any agency, subdivision or instrumentality thereof.

     (e) "Indenture" shall mean any indenture, trust agreement, pooling and servicing agreement or similar agreement pursuant to which Securities are issued by the Corporation or by Trusts established by the Corporation.


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     (f) "Independent Director" means a Person:

          (1) who, except in his or her capacity as a director of the Corporation, is not and has not been at any time in the preceding five years an employee, director (or officer of the Corporation or any Affiliate provided, however, that such person may have served as Independent Director of an Affiliate of the Corporation;

          (2) who is not and has not been at any time in the preceding five years a direct, indirect or beneficial holder of the outstanding stock or any other equity interest in the Corporation or any Affiliate;

          (3) who is not a spouse, parent, child, grandchild, or sibling of any individual encompassed within clause (1) or clause (2) above;

          (4) who is not a trustee in bankruptcy of the Corporation or any Affiliate; and

          (5) who has not received, and was not a member or employee of a firm or business that has received, in any year within the five years immediately preceding or any years during such person's incumbency as a director of the Corporation, fees or other income from the Corporation or any Affiliate in the aggregate in excess of 10% of the gross income, for any applicable year, of such person, firm or business (not including any fees received by such person for his or her service as a director of the Corporation).

     (g) "Person" means any individual, corporation, association, company, limited liability company, joint-stock company, business trust, partnership, joint venture, unincorporated organization, or government or any agency or political subdivision thereof.

     (h) "Rated Securities" means any Security rated by any nationally recognized statistical rating organization at the request of the Corporation or the issuer thereof.

     (i) "Securities" means any certificates, bonds, notes, debt or equity securities, obligations, and other investment securities or instruments that are collateralized or otherwise secured or backed by, or otherwise represent interests in, any Trust or Assets.

     (j) "Trust" means each trust established by or on behalf of the Corporation or other Person in connection with the issuance or sale of any Securities.

     (k) "Trustee" means any Person acting as trustee of a Trust established by or on behalf of the Corporation in connection with the issuance or sale of any Securities.


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                                   ARTICLE IV

                                    PURPOSES

     The purposes for which the Corporation is formed are limited solely as follows:

     (a) to purchase or otherwise acquire, own, hold, pledge, finance, refinance, convey, sell (or otherwise dispose of), service, transfer, assign, and otherwise deal in or with Assets, or any combination of the foregoing;

     (b) to authorize, issue, sell, deliver, purchase, acquire, invest in, enter into agreements in connection with Securities, and to engage in the establishment of one or more Trusts in connection with the issuance or sale of Securities from time to time, which Securities may be issued and sold in one or more series (each of which series may consist of one or more classes) and shall
(A) be collateralized or otherwise secured or backed by, or otherwise represent interests in Assets, (B) be nonrecourse to the Corporation and its assets other than the Assets, and (C) not constitute a claim against the Corporation to the extent that funds produced by the Assets are insufficient to allow full and/or timely payments or distributions to be made on such Securities or to allow full and/or timely payment of principal and interest thereon in accordance with the terms thereof;

     (c) to incur, assume, or guaranty indebtedness to the extent not prohibited under paragraph (b) of Article V below;

     (d) to (1) acquire, own, hold, sell, transfer, assign, pledge, finance, refinance, and otherwise deal in or with Securities, (2) acquire, own, hold, sell, transfer, assign, pledge, finance, refinance, and otherwise deal in or with Assets, and (3) acquire, own, hold, sell, transfer, assign, pledge, and otherwise deal in or with any or all of the ownership interests in Trusts;

     (e) to use the proceeds of the sale of the Securities to purchase or otherwise acquire Assets or to loan the proceeds of the sale of the Securities to entities that may or may not be affiliated with the Corporation or to make dividend payments to the extent permitted by law;

     (f) to invest cash balances, from time to time, as provided in any Indenture or similar document to which the Corporation may be a party in connection with the issuance of the Securities; and

     (g) subject to the limitations contained in this Article IV and in Article V of this Certificate of Incorporation, to engage in any activity and to exercise any power that is incidental to or that renders convenient the accomplishment of any or all of the foregoing and that is permitted to corporations under the laws of the State of Delaware and that is not required to be set forth specifically in this Certificate of Incorporation.


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                                    ARTICLE V

                     PROVISIONS FOR DEFINING, LIMITING, AND
                        REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

     Notwithstanding any other provision in this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, until such time as all indebtedness of the Corporation evidenced by Securities, if any, shall be indefeasibly paid in full, the Corporation shall not perform any act in contravention of any of the following clauses of this Article V without (i) the express prior written unanimous consent of the Board of Directors, including each Independent Director, and (ii) the written consent of each insurer that insures any outstanding Securities; provided, however, the Corporation shall not perform any act in contravention of any of the following clauses of this Article V if such act would cause a reduction or withdrawal of any credit rating assigned to any Rated Security.

     (a) The Corporation shall not engage in any business or activity other than as authorized in Article IV hereof.

     (b) The Corporation shall not incur, assume, or guaranty any indebtedness except for:

          (1) such indebtedness as (A) may be incurred by the Corporation in connection with the issuance of the Securities, (B) provides for recourse solely to the Assets pledged to secure such indebtedness or to entities other than the Corporation, and (C) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Corporation until at least 91 days after every indebtedness of the Corporation evidenced by the Securities is indefeasibly paid in full; and

          (2) indebtedness that by its terms (A) is subordinated to indebtedness of the Corporation evidenced by Securities issued by the Corporation and
     (B) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Corporation until at least 91 days after every indebtedness of the Corporation evidenced by the Securities is indefeasibly paid in full.

     (c) The Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

          (1) the entity (if other than the Corporation) formed in or surviving such consolidation or merger or that acquires by conveyance or transfer the properties and assets of the Corporation substantially as an entirety (A) shall be organized and existing under the laws of the United States of America or any state or the District of Columbia, and (B) shall expressly assume, by amendment, supplement or other written instrument or agreement, the obligations, if any, of the Corporation under any Indentures pursuant to which the Securities that are then outstanding may have been issued by the Corporation or by Trusts established by or on behalf of the Corporation, which amendment,


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     supplement or other written instrument or agreement is executed and delivered to each related Trustee, in form satisfactory to such Trustee;

          (2) immediately after giving effect to such transaction, no default or event of default under any the Indenture shall have occurred and be continuing;

          (3) if any Securities are issued and outstanding, the Independent Director has consented to such Transaction;

          (4) the Corporation shall have delivered to each Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, or transfer and such supplemental indentures are not prohibited under the terms of the related Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with; and

          (5) the Corporation shall have received written confirmation from each rating agency that has rated any of the outstanding Rated Securities that such consolidation, merger, conveyance, or transfer will not adversely affect such rating agency's ratings of the outstanding Rated Securities;

     provided, however, that the provisions of this Article V shall not limit the ability of the Corporation to sell the Assets securing any outstanding series of Securities, subject to the lien in favor of such Securities, to a special purpose finance Person.

     Upon any consolidation or merger with respect to the Corporation, or any conveyance or transfer of the properties and assets of the Corporation substantially as an entirety as provided above, the entity formed by or surviving such consolidation or merger (if other than the Corporation) or the entity to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under each Indenture with the same effect as if such entity had been an original party to such Indenture. In the event of any such conveyance or transfer, the Corporation may be dissolved, wound-up, and liquidated at any time thereafter, and the Corporation thereafter shall be released from its liabilities and its obligations under each of the Indentures.

     (d) The Corporation shall not amend, alter, change or repeal any provision contained in Article III, IV, V, VI, IX, X, XI, XIII, XIV, or XV of this Certificate of Incorporation, or, if any Securities are issued and outstanding, amend, alter, change or repeal any other provision of this Certificate of Incorporation without the consent of the Independent Director.

     (e) The Corporation shall not issue any additional Securities if such issuance would result in the downgrading or withdrawal of any ratings assigned to the outstanding Rated Securities by any nationally-recognized statistical rating organization that rated such outstanding Rated Securities at the request of the Corporation.

     (f) For so long as any Securities issued by the Corporation are outstanding, the Corporation shall not dissolve or liquidate in whole or in part except in connection with a merger, consolidation, or sale of assets as provided in this Article V.


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     (g) For so long as any Securities issued by the Corporation are outstanding, the Corporation shall not take any action that is reasonably likely to cause the Corporation to become insolvent in either the balance-sheet or equity sense.

                                   ARTICLE VI

                                   BANKRUPTCY

     Notwithstanding any other provision in this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, until such time as all indebtedness of the Corporation evidenced by Securities shall be indefeasibly paid in full, and for so long as any Securities issued by the Corporation are outstanding, the Corporation shall not, without the express prior written unanimous consent of the Board of Directors, including each Independent Director, file a voluntary or involuntary petition for relief under any chapter of the United States Bankruptcy Code, institute proceedings for the Corporation to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Corporation, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation, or a substantial part of the property of the Corporation, or make any assignment for the benefit of creditors for itself, or, except as required by law, admit in writing it's inability to pay its debts generally as they become due, or take any corporate action in furtherance of any of the foregoing.

                                   ARTICLE VII

                                  CAPITAL STOCK

     (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 250 shares of Common Stock with $0.01 par value. All shares of Common Stock will be identified and will entitle the holders thereof to the same rights and privileges.

     (b) Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

     (c) The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any dividend or distribution on the Common Stock shall be payable on shares of all Common Stock share and share alike.

     (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share alike, in the remaining net assets of the Corporation.


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     (e) The Corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its stock, or any interest therein, that it may from time to time issue, provided that such restrictions shall be set forth upon the face or back of the certificates evidencing such shares.

     (f) Cumulative voting for Directors shall not be permitted.

                                  ARTICLE VIII

                                  INCORPORATOR

     The name and mailing address of the Sole Incorporator are as follows:

       Name         Mailing Address
       ----         ---------------
Jack A. Molenkamp   1900 K Street, N.W.
                    Washington, D.C. 20006

                                   ARTICLE IX

                                    DIRECTORS

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation, provided, however, the Independent Director shall take no action in the management of the Corporation other than as expressly required under Article V or VI. The organization and the conduct of the Board shall be in accordance with the following:

     (a) The Directors of the Corporation shall have concurrent power with the holders of the Common Stock to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation.

     (b) The number of Directors of the Corporation shall be as from time to time fixed by, or set in the manner provided in, the Bylaws of the Corporation. Election of Directors need not be by written ballot unless the Bylaws so provide.

     (c) No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to the Delaware General Corporation Law, relating to dividends, stock purchases, and redemptions, or (4) for any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


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     (d) In addition to the powers and authority expressly provided herein or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and any Bylaws adopted by the stockholders or the Board of Directors; provided, however, that no Bylaws hereafter adopted by the stockholders or the Board of Directors shall invalidate any prior act of the Directors which would have been valid if such Bylaws had not been adopted. The Corporation's Board of Directors will duly authorize all of the Corporation's actions.

                                    ARTICLE X

                                MANAGEMENT OF THE
                           BUSINESS OF THE CORPORATION

     Notwithstanding any other provision in this Certificate of Incorporation and any other provision of law to the contrary, until such time as all indebtedness of the Corporation evidenced by Securities shall be indefeasibly paid in full, the Corporation at all times shall:

     (a) hold itself out as a separate entity, maintain its books, records, and bank accounts separate and apart from those of all other Persons;

     (b) conduct business in its own name, promptly correct any known misunderstandings regarding its separate identity, and not identify itself as a division of any other Person;

     (c) not commingle any of its assets with those of any other Person;

     (d) maintain financial statements separate and apart from those of all other Persons;

     (e) pay its own liabilities out of its own funds;

     (f) observe all corporate formalities, organizational formalities, and other applicable or customary formalities;

     (g) maintain an arms-length relationship with its affiliates;

     (h) not guarantee or become obligated for the debts of any other Person except as provided in Article V or hold out its credit as being available to satisfy the obligations of any other Person;

     (i) except in accordance with Article IV and V, not acquire the direct obligations of, or securities issued by, its shareholders or any Affiliate;

     (j) allocate fairly and reasonably any overhead for expenses that are shared with an Affiliate, including paying for the office space and services performed by any employee of any Affiliate;


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     (k) not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person; and

     (l) maintain adequate capital in light of its contemplated business operations.

                                   ARTICLE XI

                              INDEPENDENT DIRECTORS

     The Board of Directors of the Corporation shall include at least one Independent Director at all times when any Securities are outstanding. Notwithstanding anything in this Certificate of Incorporation or any provision at law to the contrary, the Independent Directors shall not vote on or take any action in connection with the Corporation other than as expressly required under
Article V and VI. When required to vote, notwithstanding whether the Corporation is not then insolvent in either the balance sheet or equity sense, each Independent Director shall take into account the interests of the creditors of the Corporation, including, but not limited to, the interests of all holders of Rated Securities.

                                   ARTICLE XII

                             ADMINISTRATIVE MATTERS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XIII

                                    EXISTENCE

     The Corporation is to have perpetual existence.

                                   ARTICLE XIV

                                 INDEMNIFICATION

     The Corporation shall indemnify, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, all persons who may be indemnified pursuant thereto, including the Directors (including the Independent Directors). As part of such indemnification, the Corporation shall advance the expenses of such indemnified persons to the full extent permitted by the Delaware General Corporation Law, as amended from time to time. Notwithstanding any other provision in this Article XIV, (a) the Corporation's indemnification and advance obligations shall be fully subordinate to all indebtedness of the Corporation evidenced by Securities and (b) none of the Corporation's indemnification and advance obligations shall constitute a "claim" against the Corporation within the meaning of United


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States Bankruptcy Code until all indebtedness of the Corporation evidenced by
Securities is indefeasibly paid in full.

     The Corporation and any Affiliate may purchase and maintain insurance on behalf of any Person who is or was a director or officer of the Corporation against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Article or applicable law.

                                   ARTICLE XV

                                   AMENDMENTS

     Except as provided in Article V, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                           [SIGNATURE PAGE TO FOLLOW]


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     IN WITNESS WHEREOF, I, THE UNDERSIGNED, being the sole incorporator of the
Corporation hereinbefore named, do hereby declare and certify that the Corporation has duly authorized this Certificate of Incorporation and the facts herein stated are true, and accordingly have hereunto set my hand as of this 9th day of June, 2006.


                                        By: /s/ Jack A. Molenkamp
                                            ------------------------------------
                                            Jack A. Molenkamp
                                            Sole Incorporator